Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2014 Financial Results and Highlights Recent Period Activities

– Formed Transformational Alliance with Genzyme for RNAi Therapeutics as Genetic Medicines; Acquired Merck RNAi Assets, Including Sirna Therapeutics Subsidiary –

– Achieved Positive Initial Results from Phase 2 Open-Label Extension (OLE) Study with Patisiran, Showing Sustained Clinical Activity with Transthyretin (TTR) Knockdown at an 80% Target Level and Tolerability with Extended Dosing –

– Initiated Phase 1 Study of ALN-AT3, an RNAi Therapeutic for Treatment of Hemophilia –

– Presented Pre-clinical Data with ALN-PCSsc Supporting Once-Monthly and Possibly Once-Quarterly Subcutaneous Dosing Regimen with an RNAi Therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia –

– Selected Development Candidate (DC) for ALN-AAT for Alpha-1 Antitrypsin Deficiency-Associated Liver Disease; Announces Today Selection of DC for ALN-CC5, an RNAi Therapeutic Targeting Complement Component C5 –

– Strengthened Balance Sheet to $1 Billion in Cash and Expects to End 2014 with Greater than $825 Million in Cash; Reported First Quarter Non-GAAP Loss of $26.3 Million –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 8, 2014--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2014, and company highlights.

“The first quarter and recent period have been game changing for Alnylam. Specifically, we believe our alliance with Genzyme strengthens our efforts to bring RNAi therapeutics to patients with rare diseases as potential breakthrough genetic medicines. The new collaboration crystallizes Alnylam’s strategy to develop and commercialize our products in North America and Western Europe while Genzyme advances our products in the rest of world. It also bolsters our balance sheet, enabling an increased investment in an expanded number of RNAi therapeutic programs while securing a cash runway that we believe provides us with financial independence to develop and launch multiple products,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In the recent period, we also presented a steady stream of clinical and pre-clinical data and advanced our overall pipeline. While we enroll patients in our APOLLO Phase 3 trial with patisiran, we were pleased to report positive initial data from our Phase 2 open-label extension study with patisiran, showing sustained knockdown of serum TTR protein levels at an 80% target level through 168 days. Our ALN-TTRsc Phase 2 study in TTR cardiomyopathy is enrolling ahead of schedule, and we now intend to expand the study to collect additional data in advance of our expected Phase 3 trial start later this year. Beyond our efforts in TTR amyloidosis, we initiated our Phase 1 study with ALN-AT3 – an RNAi therapeutic targeting antithrombin for the treatment of hemophilia – and look forward to providing an update from the ALN-AT3 program in the coming week. Finally, our new pre-clinical results with ALN-PCSsc demonstrate robust knockdown of PCSK9 and reductions in LDL-C, with the potential for a once-monthly and possibly once-quarterly subcutaneous dosing regimen, which we believe could be highly competitive with anti-PCSK9 monoclonal antibodies. In sum, we are very excited about our overall pipeline progress and the accumulation of these robust data sets that are defining the potential for a very attractive product profile for our RNAi therapeutic candidates, including the ability to clamp down disease targets in a predictable, sustainable, and durable manner. We look forward in the coming weeks to sharing additional updates from our pipeline.”

“In addition to highlights noted, we also made advancements with other pipeline programs and in other business development efforts. First, we are pleased to announce today that we have selected our DC for ALN-CC5, an RNAi therapeutic targeting complement C5 for the treatment of complement-mediated diseases, and are on track to file our IND for this program in late 2014. In addition, we have named a DC for our ALN-AAT program, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease, with the goal of filing an IND for this program in mid-2015. As with ALN-AT3 and ALN-PCSsc, these two programs employ our Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology, which enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index. We are very encouraged by the potent knockdown and durability results emerging from our programs utilizing this improved technology,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Regarding additional progress in our business efforts, we made a bold and decisive move acquiring Merck’s RNAi assets, including their Sirna Therapeutics subsidiary. We believe this acquisition will complement and extend our own progress and cement our continued leadership in RNAi therapeutics, including our efforts with GalNAc-siRNA conjugate delivery technologies. All told, our recent progress on pipeline advancement and business development provide what we believe to be a solid foundation for value creation through Alnylam’s continued efforts in advancing RNAi therapeutics to patients.”

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2014, Alnylam had cash, cash equivalents and total marketable securities of $1.0 billion, as compared to $350.5 million at December 31, 2013. In February 2014, the company sold to Genzyme 8,766,338 shares of its common stock and received a cash payment of $700.0 million from Genzyme.

Non-GAAP Net Loss

The non-GAAP net loss for the first quarter of 2014 was $26.3 million, or $0.39 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $9.0 million, or $0.15 per share on both a basic and diluted basis for the same period in the previous year. The non-GAAP net loss for the first quarter of 2014 excludes the $224.7 million charge to in-process research and development expense for the purchase of the Sirna RNAi assets from Merck, described below.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2014 was $250.9 million, or $3.70 per share on both a basic and diluted basis (including $5.6 million, or $0.08 per share of non-cash stock-based compensation expense), as compared to a net loss of $9.0 million, or $0.15 per share on both a basic and diluted basis (including $3.1 million, or $0.05 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $8.3 million for the first quarter of 2014, as compared to $18.6 million for the first quarter of 2013. Revenues for the first quarter of 2014 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million of revenues related to the company’s collaboration with Monsanto, and $1.4 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources. The decrease in revenues in the first quarter of 2014 compared to the first quarter of the previous year was due primarily to the recognition of the remaining deferred revenue under the Cubist agreement of $9.7 million due to the termination of the Cubist agreement in February 2013 and the end of the company’s performance obligations thereunder.

Research and Development Expenses

Research and development (R&D) expenses were $43.8 million in the first quarter of 2014, which included $3.7 million of non-cash stock-based compensation, as compared to $22.2 million in the first quarter of 2013, which included $2.1 million of non-cash stock-based compensation. The increase in R&D expenses in the first quarter of 2014 as compared to the first quarter of the prior year was due primarily to additional expenses related to the advancement of the company’s patisiran and ALN-TTRsc programs. In addition, license fees increased during the first quarter of 2014 as compared to the first quarter of 2013, due to payments to certain entities, primarily fees due to Isis as a result of the 2014 Genzyme collaboration. Excluding the one-time license fee in the first quarter due to Isis as a result of the 2014 Genzyme collaboration, the company expects that research and development expenses will increase for the remainder of 2014 on a quarterly basis.

In-Process Research and Development Expense

In the first quarter of 2014, the company incurred a $224.7 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck. Specifically, at the closing of the transaction, the company paid Merck $25.0 million in cash and issued 2,142,037 shares of the company’s common stock. The company will issue an additional 378,007 shares of common stock to Merck upon the completion of certain technology transfer activities, which are expected to be completed in the second quarter of 2014.

General and Administrative Expenses

General and administrative (G&A) expenses were $8.9 million in the first quarter of 2014, which included $1.9 million of non-cash stock-based compensation, as compared to $6.3 million in the first quarter of 2013, which included $1.0 million of non-cash stock-based compensation. The increase in G&A expenses in the first quarter of 2014 as compared to the first quarter of the prior year was due primarily to an increase in consulting and professional services related to business development activities. For the remainder of 2014, the company expects that general and administrative expenses on a quarterly basis will remain consistent with the first quarter of 2014.

Benefit from Income Taxes

The company had a benefit from income taxes of $17.9 million for the first quarter of 2014 as compared to $0.6 million in the first quarter of 2013. The increase was due to the corresponding income tax benefit associated with the sale of the company’s common stock under the 2014 Genzyme collaboration. In addition, the company also recorded an income tax benefit for the increase in the value of the company’s investment in Regulus that the company carried at fair market value during the same respective period.

“Alnylam’s balance sheet has never been stronger, and we have ended the first quarter with just over $1 billion in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “As for financial guidance this calendar year, we expect to end 2014 with greater than $825 million in cash. We believe that this balance sheet allows us to invest in a broad pipeline of genetic medicines and to maintain financial independence through to multiple product launches.”

First Quarter 2014 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” and Genetic Medicine Pipeline Highlights

  Continued to Advance Patisiran (ALN-TTR02) in Clinical Development for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) in Patients with Familial Amyloidotic Polyneuropathy (FAP).
    Alnylam continues to enroll patients in its APOLLO Phase 3 trial, with over ten sites in four countries currently enrolling. The Phase 3 trial is intended to demonstrate the efficacy and safety of patisiran in support of a New Drug Application (NDA) filing.
    At the International Symposium on Amyloidosis (ISA) held April 27 – May 1, 2014, the company presented multiple updates from its patisiran program. Alnylam presented updated results from its Phase 2 study of patisiran, which was conducted in 29 patients with FAP where patients received two doses of drug administered as an intravenous infusion. Patisiran demonstrated a rapid, dose-dependent, and durable knockdown of serum TTR of up to 96% and an average TTR knockdown of approximately 80%. ALN-TTRsc was generally well tolerated in the Phase 2 study.
    The company also presented initial positive results from its Phase 2 open-label extension (OLE) study with patisiran. The OLE study is enrolling patients that were treated in the Phase 2 study and is designed to evaluate the long-term safety and tolerability of patisiran administration; the company expects 27 patients to enroll in the study. The OLE study is measuring a number of clinical endpoints every six months, including the modified composite Neuropathy Impairment Score, termed “mNIS+7;” this score is also the primary endpoint of the Phase 3 APOLLO trial of patisiran in FAP. Preliminary results from 23 patients showed that the TTR knockdown observed following the first dose in the OLE study closely matched TTR knockdown shown in the Phase 2 study, with essentially superimposable pharmacodynamic effects. Further, repeat dosing of patisiran led to a sustained TTR knockdown of approximately 80% through up to day 168, equivalent to up to eight doses of drug, as measured in pre-dose blood samples. These data provide the first clinical evidence of sustained, RNAi-mediated TTR knockdown in FAP patients beyond two doses of patisiran. Repeat dosing of patisiran was found to be well tolerated, with minimal adverse events. In addition, the use of a proprietary, micro-dosing infusion regimen was found to significantly reduce the incidence of infusion-related reactions. Alnylam continues to plan on reporting initial clinical endpoint data from the OLE study in late 2014, where the initial dataset is expected to include the first readout of 6 month mNIS+7 results from approximately 20 patients.
    In addition, Alnylam and collaborators presented results at the ISA meeting of a natural history, cross-sectional analysis study of 283 FAP patients. These findings showed rapid progression of the Neuropathy Impairment Score and correlation with disease severity, providing support for Alnylam’s Phase 3 APOLLO trial.
    Also at ISA, the company presented a pre-clinical update from its ATTR program. Alnylam scientists presented data in a mouse disease model confirming that the degree of TTR knockdown was highly correlated with regression of TTR tissue deposits. Further, comparative studies were performed with the TTR stabilizer tafamidis and a TTR-specific antisense oligonucleotide (ASO). In these pre-clinical studies, RNAi therapeutics targeting TTR were shown to have superior pharmacologic profiles, supporting the potential for RNAi therapeutics to emerge as the optimal therapeutic approach for the treatment of ATTR.
    Finally, Alnylam is announcing today that it has completed enrollment of healthy volunteers of Japanese descent in a Phase 1 study with patisiran. This study was performed to evaluate the tolerability, pharmacokinetics, and pharmacodynamics of patisiran in this population and is intended to support the expansion of the APOLLO trial to include sites in Japan.

    Continued Advancement of ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting TTR for the Treatment of ATTR Patients with Cardiac Amyloidosis. The company continued enrollment in its Phase 2 study of ALN-TTRsc. This Phase 2 trial is aimed at evaluating the tolerability and preliminary clinical activity of ALN-TTRsc in patients with familial amyloidotic cardiomyopathy (FAC), which is caused by autosomal dominant mutations in the TTR gene, or senile systemic amyloidosis (SSA), which is caused by idiopathic accumulation of wild-type TTR in the heart. Based on encouraging enrollment, the protocol for this study has recently been amended to enroll up to 25 FAC or SSA patients; the previous enrollment target had been 15. The company still expects to present data from the Phase 2 trial in late 2014. Patients completing the Phase 2 trial will be eligible to participate in an OLE study for further assessment of general tolerability and clinical activity with long-term dosing; the ALN-TTRsc Phase 2 OLE study is on track to be initiated in mid-2014. Alnylam expects to begin a Phase 3 trial in TTR cardiac amyloidosis patients by the end of 2014. In addition, the protocol for the company’s Phase 1 trial with ALN-TTRsc has been amended to enroll up to 76 normal human volunteers; previous target enrollment had been 40 subjects and results from that study were presented at the Heart Failure Society of America 17th Annual Scientific Meeting in September 2013. The amendment was performed to enable determination of a fixed (i.e., non-weight-adjusted) dose regimen in support of the planned Phase 3 trial. Finally, ALN-TTRsc received a positive opinion for Orphan Drug Designation in Europe.
  Initiated Phase 1 Clinical Trial with ALN-AT3, a Subcutaneously Administered RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD). ALN-AT3 is the company’s first program to enter clinical development employing Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology, which enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index. The Phase 1 study is being conducted in the U.K. as a single- and multi-dose, dose-escalation study comprised of two parts. Part A is a randomized, single-blind, placebo-controlled, single-dose, dose-escalation study, enrolling up to 24 healthy volunteer subjects. The primary objective of this part of the study is to evaluate the safety and tolerability of a single dose of ALN-AT3, with the potential secondarily to show changes in AT plasma levels at sub-pharmacologic doses. This part of the study is evaluating only low doses of ALN-AT3, with a dose-escalation stopping rule at no more than a 40% knockdown of AT. Part B of the study will be an open-label, multi-dose, dose-escalation study enrolling up to 18 people with moderate-to-severe hemophilia A or B. The primary objective of this part of the study is to evaluate the safety and tolerability of multiple doses of subcutaneously administered ALN-AT3 in hemophilia subjects. Secondary objectives include assessment of clinical activity as determined by knockdown of circulating AT levels and increase in thrombin generation at pharmacologic doses of ALN-AT3; thrombin generation is known to be a biomarker for bleeding frequency and severity in people with hemophilia (Dargaud, et al., Thromb Haemost; 93, 475-480 (2005)). The company expects to initiate Part B in mid-2014. Alnylam plans to present initial clinical results from the Phase 1 study by the end of this year, and will also have an update from the ALN-AT3 program at the World Federation of Hemophilia meeting taking place May 11 – 15, 2014 in Melbourne, Australia.
  Announces Selection of Development Candidate (DC) for ALN-CC5, a Subcutaneously Administered RNAi Therapeutic Targeting Complement Component C5. Alnylam announced today that it has selected a DC to move forward into clinical trials from its ALN-CC5 program. ALN-CC5 is in development for the treatment of complement-mediated diseases, such as paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic-uremic syndrome (aHUS), myasthenia gravis, neuromyelitis optica, amongst many others. The ALN-CC5 DC employs Alnylam’s ESC-GalNAc-conjugate technology. Previously, the company presented pre-clinical data demonstrating that subcutaneous administration of ALN-CC5 in non-human primates (NHPs) led to an up to 98% knockdown of serum C5 and an up to 94% inhibition of serum hemolytic activity. This level of complement activity inhibition exceeds the 80% inhibition threshold that has been validated as being associated with clinical benefit in patients with PNH (Hillmen et al., N. Engl. J. Med. (2004) 350:552-559). Alnylam intends to present new pre-clinical results from its ALN-CC5 program at the International Conference on Complement Therapeutics taking place June 6 – 11 in Olympia, Greece. The company plans to file an Investigational New Drug (IND) application or IND equivalent in late 2014; Alnylam’s previous guidance for this program was to file an IND in late 2014 or early 2015.

  Presented New Pre-clinical Data on Subcutaneously Delivered RNAi Therapeutics for Cardio-Metabolic Disease, including ALN-PCSsc – an RNAi therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia - and Adds New Program.
    At the Arteriosclerosis, Thrombosis and Vascular Biology (ATVB) 2014 Scientific Sessions, the company presented an update on its cardio-metabolic disease programs. First, Alnylam presented new single-dose data in NHPs for ALN-PCSsc showing robust knockdown of PCSK9 of up to 96% and reduction in LDL-C of up to 77%, in the absence of statin co-administration. A single dose of ALN-PCSsc maintained greater than 50% reduction in LDL-C for over three months, a level of durability that the company believes supports a once-monthly, and possibly once-quarterly, subcutaneous dosing regimen. ALN-PCSsc employs the company’s ESC-GalNAc-conjugate technology. The company plans to file an IND or IND equivalent for ALN-PCSsc by late 2014 or early 2015. The ALN-PCS program is partnered with The Medicines Company.
    In addition, the company presented pre-clinical data from a new program: ALN-AC3, an RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia. Alnylam plans to continue to conduct additional pre-clinical work in this program to finalize its DC.
  Selected DC for ALN-AAT, an RNAi Therapeutic Targeting Alpha-1 Antitrypsin (AAT) for the Treatment of AAT Deficiency-Associated Liver Disease. New pre-clinical data were presented in a Late-Breaking Abstract Session at Digestive Disease Week (DDW), held May 3 – 6, 2014 in Chicago, Illinois. AAT deficiency liver disease is caused by accumulation of mutant AAT protein (“Z-allele” or “Z-AAT”) in liver tissue with subsequent liver injury, fibrosis, cirrhosis, and, in some cases, hepatocellular carcinoma. The ALN-AAT DC employs Alnylam’s ESC-GalNAc-conjugate technology. In rodent studies, ALN-AAT showed potent and dose-dependent knockdown of serum AAT with a single-dose ED50 of 0.5 mg/kg. In multi-dose rodent experiments, subcutaneous administration at 0.5 mg/kg resulted in approximately 90% knockdown of serum AAT. Finally, initial single-dose NHP results were performed showing dose-dependent knockdown of serum AAT (a surrogate for AAT knockdown in the liver) with an ED50 of less than 3 mg/kg; these results are expected to support a multi-dose ED50 of less than 1 mg/kg, consistent with other ESC-GalNAc-siRNA conjugates. Alnylam plans to initiate IND-enabling studies with the goal of filing an IND or IND equivalent for ALN-AAT in mid-2015, positioning ALN-AAT as the seventh clinical program as part of the company’s expanded “Alnylam 5x15” guidance.

Business and Organizational Highlights

  Formed Transformational Alliance with Genzyme for RNAi Therapeutics as Genetic Medicines. Genzyme and Alnylam formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Genzyme obtains the right to access Alnylam’s current “5x15” and future genetic medicines pipeline in the rest of the world (ROW), including co-development/co-commercialization and/or global product rights for certain programs, including ALN-TTRsc. Genzyme became a major Alnylam shareholder through an upfront purchase of $700 million of newly issued stock at approximately $80/share, representing an approximately 12% ownership position. This alliance significantly bolstered Alnylam’s balance sheet to just over $1 billion in cash, enabling an increased investment in the company’s RNAi therapeutics pipeline, and is expected to secure Alnylam’s financial independence through to multiple product launches.
  Acquired Investigational RNAi Therapeutic Assets from Merck, Including Sirna Therapeutics. The acquisition, which includes Merck’s wholly owned subsidiary Sirna Therapeutics, Inc., provides Alnylam with intellectual property and RNAi assets including pre-clinical therapeutic candidates, chemistry, and siRNA-conjugate and other delivery technologies. Under the terms of the agreement, in exchange for acquiring the stock of Sirna Therapeutics, Alnylam paid Merck an upfront payment of $175 million in cash and equity ($25 million cash/$150 million in Alnylam common stock). In addition, Merck is eligible to receive milestones and royalties based on advancement of certain pre-clinical candidates discovered by Merck and on Alnylam products covered by the Sirna Therapeutics patent estate.
  Genzyme Exercised its Right to Purchase Additional Shares of Alnylam Common Stock. Genzyme purchased 344,448 unregistered shares of Alnylam’s common stock in accordance with the terms of the investor agreement between Alnylam and Genzyme, resulting in an additional payment to Alnylam of approximately $23.0 million. These shares became available for purchase by Genzyme as a result of Alnylam’s issuance of shares of common stock to Merck in connection with Alnylam’s acquisition of Sirna Therapeutics. The exercise of this right to purchase the maximum number of additional shares under the terms of the investor agreement allowed Genzyme to maintain its current ownership level of Alnylam common stock of approximately 12%.
  European Patent Office (EPO) Upheld the McSwiggen Patent in Oral Opposition Proceedings. The EPO upheld the McSwiggen EP 1423406 (’406) patent in oral opposition proceedings in Munich, Germany. The McSwiggen patent estate broadly describes chemical modifications of RNAi therapeutics that the company believes are critical for achieving “drug-like” properties in siRNA, the molecules that mediate RNAi. Specifically, the McSwiggen patent covers chemical modifications in siRNA that are required to achieve potent GalNAc-siRNA conjugates, such as those derived from Alnylam’s ESC-GalNAc-conjugate platform. The patent is owned by Alnylam, and was recently obtained through the company’s acquisition of Sirna Therapeutics from Merck. The McSwiggen patent family comprises a core component of Alnylam’s overall intellectual property (IP) estate for the advancement of RNAi therapeutics as a new class of medicines.

  Expanded Organization, Including Key Appointments to Management Team.
    Alnylam appointed Pritesh Gandhi, PharmD, R.Ph. to the position of Vice President, Medical Affairs in April 2014. Before joining Alnylam, Dr. Gandhi served as Associate Vice President of Global Medical Affairs at Sanofi Oncology, where he spearheaded global publication, medical education, and medical communication strategy development and execution for products across oncology, hematology, and bone marrow and solid organ transplantation. Prior to Sanofi, he worked as Regional Director of Medical Scientific Relations at Alexion Pharmaceuticals, where he managed efforts to bridge the gap between the science of eculizumab and the practice of medicine in the area of paroxysmal nocturnal hemoglobinuria (PNH). Before joining the pharmaceutical industry, Dr. Gandhi held an academic appointment at Massachusetts College of Pharmacy as well as an adjunct position at The University of Massachusetts Medical School. At that time, he also practiced as Cardiovascular Pharmacotherapy Specialist at UMass Memorial Health Care.
    Alnylam also appointed Laura Sepp-Lorenzino, Ph.D. to the position of Vice President, Entrepreneur-in-Residence in April 2014. Before joining Alnylam, Dr. Sepp-Lorenzino spent 14 years at Merck & Co., having most recently served as Executive Director and Department Head, RNA Therapeutics Discovery Biology. In this role, she was responsible for identification and optimization of siRNAs and delivery vehicles, advancement of pre-clinical candidates, and development of an siRNA-conjugate platform to expand the repertoire of tissues accessible to in vivo siRNA delivery. Prior to RNAi, Dr. Sepp-Lorenzino worked in oncology drug discovery and development, having led the Cancer Research Department at Merck West Point, and having been an Assistant Lab Member at Memorial Sloan-Kettering Cancer Center.
    In addition, Victor Dzau, M.D. informed the company that he intends to resign from the Board of Directors effective June 30, 2014, as a result of his pending appointment as President of the Institute of Medicine effective July 1, 2014.

“I want to thank Victor for his seven years of service on our Board of Directors. Victor joined our Board as Alnylam was making a transition from a platform technology company to a product-focused company, advancing RNAi therapeutics as a new class of genetic medicines. As such, he was an instrumental advisor in this evolution of Alnylam as best exemplified by our ‘5x15’ strategy,” said Dr. Maraganore. “We wish Victor the best in his new leadership of our nation’s Institute of Medicine, where he will most certainly make an enormous impact.”

Conference Call Information

Management will provide an update on the company, discuss first quarter 2014 results, and discuss expectations for the future via conference call on Thursday, May 8, 2014 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 28976834. A replay of the call will be available beginning at 7:30 p.m. ET on May 8, 2014. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 28976834.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates

GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics as genetic medicines, including programs as part of the company’s “Alnylam 5x15™” product strategy. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; ALN-AC3, an RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia; and other programs yet to be disclosed. As part of its “Alnylam 5x15” strategy, as updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development - including at least two programs in Phase 3 and five to six programs with human proof of concept - by the end of 2015. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In March 2014, Alnylam acquired Sirna Therapeutics, a wholly owned subsidiary of Merck. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, the New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™” and Genetic Medicines

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics as genetic medicines. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of diseases with high unmet medical need. These programs share several key characteristics including: a genetically defined target and disease expressed in the liver; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi platform with clinically proven delivery to the liver; the opportunity to monitor an early biomarker in Phase 1 clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. As updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development - including at least two programs in Phase 3 and five to six programs with human proof of concept - by the end of 2015. The “Alnylam 5x15” programs include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) in development for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR in development for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) in development for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 in development for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) in development for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 in development for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 in development for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; ALN-AC3, a subcutaneously administered RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia; and other programs yet to be disclosed. In 2014, Alnylam and Genzyme, a Sanofi company, formed a multi-product geographic alliance on Alnylam’s genetic medicine programs. Specifically, Alnylam will lead development and commercialization of programs in North America and Europe, while Genzyme will develop and commercialize products in the rest of world. In addition, Alnylam and Genzyme will co-develop and co-commercialize ALN-TTRsc in North America and Europe.

Use of Non-GAAP Financial Measures

Alnylam has presented in this press release certain non-GAAP financial measures, including non-GAAP net loss and non-GAAP net loss per common share – basic and diluted. A reconciliation between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran (ALN-TTR02) and ALN-TTRsc, ALN-AT3, ALN-CC5, ALN-AS1, ALN-PCSsc, ALN-AAT, ALN-TMP, ALN-ANG, and ALN-AC3, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and/or initiate clinical trials for ALN-TTRsc, ALN-CC5, ALN-PCSsc, and ALN-AAT, its expectations regarding reporting of data from its clinical studies, including its studies for patisiran, ALN-TTRsc, and ALN-AT3, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, Genzyme’s participation in the development and commercialization of RNAi therapeutics, Alnylam’s views with respect to the potential value of the assets acquired from Merck and its ability to further its efforts to build a new class of medicines, its expected cash position as of December 31, 2014, and its expectations regarding available cash for its operations through to multiple product launches, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc. Unaudited Condensed Consolidated Statements of Comprehensive Loss (In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013

Net revenues from collaborators	$8,275	$18,642

Operating expenses:
Research and development (1)	43,758	22,179
In-process research and development	224,656	-
General and administrative (1)	8,925	6,267
Total operating expenses	277,339	28,446
Loss from operations	(269,064)	(9,804)
Other income (expense):
Interest income	333	224
Other (expense) income	(82)	5
Total other income	251	229
Loss before income taxes	(268,813)	(9,575)
Benefit from income taxes	17,870	562
Net loss	$(250,943)	$(9,013)

Net loss per common share - basic and diluted	$(3.70)	$(0.15)

Weighted average common shares used to compute basic and diluted net loss per common share	67,786	59,173

Comprehensive loss
Net loss	$(250,943)	$(9,013)
Unrealized gain on marketable securities, net of tax	5,313	5,159
Comprehensive loss	$(245,630)	$(3,854)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,681	$2,087
General and administrative	1,910	988

Alnylam Pharmaceuticals, Inc. Unaudited GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share (In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2014	2013
GAAP net loss	$(250,943)	$(9,013)
Adjustment:
In-process research and development expense	224,656	—
Non-GAAP net loss	$(26,287)	$(9,013)

GAAP net loss per common share – basic and diluted	$(3.70)	$(0.15)
Adjustment (as detailed above)	3.31	—
Non-GAAP net loss per common share – basic and diluted	$(0.39)	$(0.15)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the first quarter of 2014, the company’s Non-GAAP net loss and Non-GAAP loss per common share – basic and diluted financial measures excludes the in-process research and development expense of $224.7 million related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this expense provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this expense is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

Alnylam Pharmaceuticals, Inc. Unaudited Condensed Consolidated Balance Sheets (In thousands, except share amounts)

	March 31, 2014	December 31, 2013
Cash, cash equivalents and total marketable securities	$1,000,515	$350,472
Billed and unbilled collaboration receivables	164	4,248
Prepaid expenses and other current assets	8,409	3,910
Property and equipment, net	15,731	16,448
Investment in equity securities of Regulus Therapeutics Inc.	55,478	45,452
Total assets	$1,080,297	$420,530
Accounts payable, accrued expenses and other liabilities	$54,841	$20,056
Total deferred revenue	66,795	126,090
Total deferred rent	3,688	4,037
Total stockholders’ equity (75.5 million and 63.7 million common shares issued and outstanding and at March 31, 2014 and December 31, 2013, respectively)	954,973	270,347
Total liabilities and stockholders' equity	$1,080,297	$420,530

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2013.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer